Exhibit 99.2

November 10, 2015

Biolase, Inc.

4 Cromwell

Irvine, California 92618

Re:	Standstill Agreement

Ladies and Gentlemen:

In consideration for Biolase, Inc. (“Biolase”) agreeing to terminate its Rights Agreement dated as of December 31, 1998 (as amended as of December 19, 2008, March 17, 2014 and November 3, 2014), the undersigned hereby agree that (i) neither we nor any of our affiliates or associates (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall purchase or acquire any additional shares of Biolase’s common stock, par value $0.001 per share (the “Common Stock”), if, after such purchase, the aggregate beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of us and our affiliates and associates would exceed 25% of the issued and outstanding shares of Common Stock, and (ii) neither we nor any of our affiliates or associates shall sell, transfer or otherwise convey any shares of Common Stock (or warrants or other rights to purchase or otherwise acquire shares of Common Stock) to anyone who will immediately thereafter beneficially own shares of Common Stock in excess of 20% of the issued and outstanding shares of Common Stock (calculated based on the number of shares of Common Stock then outstanding plus shares of Common Stock that could be issued to such person upon the exercise of outstanding options, warrants or other rights held by such person that are then exercisable or exercisable within 60 days of such transfer), as a result of such transfer and other transfers from third parties.

We acknowledge that irreparable damage would occur to Biolase if any of the provisions of this agreement were breached. Accordingly, we agree that Biolase, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by us or any of our affiliates or associates of this agreement without proof of actual damages. We will not oppose the granting of such relief on the basis that Biolase has an adequate remedy at law. We also will not seek, and will waive any requirement for, the securing or posting of a bond in connection with Biolase’s seeking or obtaining such relief.

This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving any effect to principles of conflicts of laws.

[Signatures follow]

Sincerely,

/s/ Larry N. Feinberg
LARRY N. FEINBERG

ORACLE PARTNERS, L.P.

By: ORACLE ASSOCIATES, LLC, its general partner

	By:	/s/ Larry N. Feinberg
Larry N. Feinberg, Managing Member

ORACLE INSTITUTIONAL PARTNERS, L.P.

By: ORACLE ASSOCIATES, LLC, its general partner

	By:	/s/ Larry N. Feinberg
Larry N. Feinberg, Managing Member

ORACLE TEN FUND MASTER, L.P.

By: ORACLE ASSOCIATES, LLC, its general partner

	By:	/s/ Larry N. Feinberg
Larry N. Feinberg, Managing Member

ORACLE ASSOCIATES, LLC

By:	/s/ Larry N. Feinberg
Larry N. Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC.

By:	/s/ Larry N. Feinberg
Larry N. Feinberg, Managing Member

The foregoing is hereby accepted:

Biolase, Inc.

By:	/s/ Michael Carroll
Name: Michael Carroll
Title: Secretary

[Signature Page to Standstill Agreement]